Exhibit 99.1

Press Release	Source: Wits Basin Precious Minerals Inc.

Wits Basin Announces Completion of Debt Financing, Settlement of Litigation, and Extension of Warrants

Tuesday June 1, 3:15 pm ET

MINNEAPOLIS—(BUSINESS WIRE)—June 1, 2004—Wits Basin Precious Minerals Inc., (OTCBB:WITM -News). Wits Basin Precious Minerals Inc. announced today that it has raised gross proceeds of $650,000 pursuant to the issuance of an 18-month secured convertible promissory note to Pandora Select Partners LP, a Virgin Islands fund. In lieu of cash, the Company may satisfy its repayment obligations under the note by issuing shares of its common stock (providing the shares are then registered for resale under the Securities Act of 1933), at a price equal to the average of the closing bid price of the Company’s common stock during the 30 trading days prior to payment, but in no event less than $0.35 or greater than $0.65 per share. The note is secured by substantially all of the Company’s assets. As further consideration for the financing, the Company issued to Pandora a warrant to purchase up to 928,571 shares of its common stock at a price of $0.40 per share, subject to adjustment. The Company also paid $40,000 in cash and issued warrants to purchase an aggregate of 200,000 shares of its common stock to two affiliates of Pandora as origination fees.

The Company also announced that is has settled its ongoing litigation with Jack Johnson, its former chief executive officer. Using the proceeds from the Pandora financing, the Company paid Mr. Johnson $360,000 in consideration for a complete release of all claims.

Regarding the funding of the gold exploration FSC Project in South Africa, the Company has advanced to Kwagga Gold (Proprietary) Limited $1.95 million to date, with a further $150,000 that was due on May 30, 2004. The Company has paid an additional $75,000 and has been granted a further extension until June 30, 2004 to complete its initial funding of $2.1 million in order to secure a 35% ownership of Kwagga.

The Company has extended the expiration date for the Company’s 690,000 redeemable publicly-traded warrants, which currently trade under the OTC Bulletin Board symbol WITMW (prior to August 20, 2003 under the OTCBB symbol AIQTW). The Company’s board of directors authorized an extension in the expiration date to November 30, 2004 from the previous extended date of May 31, 2004.

About Wits Basin Precious Minerals Inc.

We are a precious minerals exploration company. We currently have interests in three projects: the FSC Project in South Africa (in which we are a passive investor), the Holdsworth Project in Ontario, Canada and the 4 properties of Brazmin located in South America. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM." Wits Basin is headquartered in Minneapolis, MN with an office in Toronto, ON.

Risk Factors

The risks of an investment in our securities are numerous. Detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and reports on Form 8-K.

Contact:
     Wits Basin Precious Minerals Inc., Minneapolis
     H. Vance White, 416-214-2250 or 866-214-WITM(9486)
     or
     Mark D. Dacko, 612-349-5277
     www.witsbasin.com